Exhibit 4.39

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION.  THIS NOTE AND SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED AND SUCH FOREIGN JURISDICTION LAWS HAVE BEEN SATISFIED.

IASO PHARMA INC.

SECURED CONVERTIBLE PROMISSORY NOTE

San Diego, CA

$___________

April 29, 2011

1.

Principal and Interest

IASO PHARMA INC. (the “Company”), a Delaware corporation, for value received, hereby promises to pay to the order of ______________________, or his, her or its assigns (“Holder”), in lawful money of the United States of America at the address for notices to Holder set forth in the Subscription Agreement (as defined below) (or such other address as Holder shall provide to the Company in writing pursuant hereto), the principal amount of ____________ dollars ($___________), together with interest as set forth below.

The Company promises to pay interest on the unpaid principal amount from the date hereof until such principal amount is paid in full at the rate of five percent (5%) per annum, or such lesser rate as shall be the maximum rate allowable under applicable law.  Interest from the date hereof shall be computed on the basis of a 360-day year of twelve 30-day months, shall compound annually and shall be accrued and added to principal on an annual basis.  Upon the occurrence of an Event of Default (as defined in Section 8.1 herein), the interest rate on this Note shall be increased to ten percent (10%) per annum during the term of the default.

Unless converted or prepaid in accordance with the terms hereof, all unpaid principal and unpaid accrued interest on this Note shall be due and payable on April 22, 2012 (the “Maturity Date”).

This Note is being issued pursuant to that certain Subscription Agreement between the Company, the subscribers set forth on the signature pages thereto, including the Holder, and Wells Fargo Bank, National Association, as agent (the “Collateral Agent”), dated as of April 29, 2011 (the “Subscription Agreement”), and is subject to its terms.  Capitalized terms used herein but not defined shall have the meanings given to such terms in the Subscription Agreement.  This Note is being issued together with a series of convertible promissory notes issued by the Company in connection with a rights offering described in the Subscription Agreement (such notes shall be collectively referred to as the “Rights Offering Notes”).

2.

Conversion.

2.1

(a)

Upon the consummation of an underwritten initial public offering by the Company of its securities resulting in aggregate net cash proceeds (before commissions or other expenses) to the Company of at least $10,000,000 (a “Qualified IPO”), all unpaid principal and accrued but unpaid interest on this Note, less an amount equal to the Holder’s pro rata share (based on the original principal amount of this Note relative to the aggregate original principal amount of all Rights Offering Notes) of the Prepayment Amount (as define in Section 3.1), if any, shall be automatically converted into such number of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), equal to the Holder’s pro rata share (based on the original principal amount of this Note relative to the aggregate original principal amount of all Rights Offering Notes) of 100% of the Common Stock outstanding immediately prior to the consummation of a Qualified IPO, (other than restricted shares of Common Stock granted to employees of the Company, where such grants were consented to in advance in writing by each of the Backstop Investors (as defined in the Subscription Agreement)) at a conversion price equal to the price at which shares of Common Stock are sold in a Qualified IPO.

(b)

In the event the Company completes (in one or a series of related transactions) a merger, consolidation, sale or transfer of more than fifty percent (50%) of the Company’s capital stock or all or substantially all of the Company’s assets determined on a consolidated basis, then the term “Common Stock” as used herein shall thereafter refer to the common stock or other voting equity securities of the surviving, resulting, combined or acquiring entity in such merger, consolidation, sale or transfer.

2.2

Upon conversion of this Note in accordance with the terms of Section 2.1, the outstanding unpaid principal and unpaid accrued interest of the Note shall be converted without any further action by the Holder and whether or not the Note is surrendered to the Company or its transfer agent, and the indebtedness evidenced by this Note shall be satisfied in full and no interest shall continue to accrue on this Note and all rights of the Holder hereunder shall terminate.  The Company shall not be obligated to issue certificates evidencing the shares of the securities issuable upon such conversion unless the Note is either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note.  The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver to such Holder of such Note, a certificate or certificates for the securities to which the Holder shall be entitled.  Such conversion shall be deemed to have been made concurrently with the close of the Qualified IPO.  The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.  The Company shall not issue fractional shares but shall round down the number of shares issued to the nearest whole number.  Any conversion effected in accordance with this Section 2 shall be binding upon the Holder hereof.

3.

Prepayment; Redemption.

3.1

The Company may, at its option, elect to prepay a portion of the unpaid principal and accrued interest of the Rights Offering Notes, in an amount not to exceed $1,000,000 in the aggregate, out of the proceeds of a Qualified IPO in lieu of the conversion of such amount in accordance with Section 2.1 (a) hereof, provided that such prepayment is made equally to all holders of Rights Offering Notes on a pro rata basis (the “Prepayment Right”).  In the event the Company exercises the Prepayment Right, the Company shall provide a written notice to the holders of the Rights Offering Notes, including the Holder, at least 10 days prior to the anticipated closing of a Qualified IPO setting forth the aggregate amount of principal and accrued interest of the Rights Offering Notes that it will prepay out of the proceeds of a Qualified IPO, which amount may not exceed $1,000,000 (the “Prepayment Amount”).   If the Company exercises the Prepayment Right, the Company shall pay to the Holder, as soon as practicable following the consummation of a Qualified IPO, but in no event more than three (3) business days thereafter, the Holder’s pro rata share (based on the original principal amount of this Note relative to the aggregate original principal amount of all Rights Offering Notes) of the Prepayment Amount.

3.2

Except as provided in Section 3.1 above, this Note may not be prepaid or redeemed at any time, in whole or in part, prior to its maturity.

4.

Grant of Security Interest; Perfection; Remedies.  As security for the prompt and complete payment and performance in full of the Secured Obligations (as defined below), the Company shall enter into a Security Agreement contemporaneously with the execution of the Rights Offering Notes, which agreement shall grant, assign, convey, mortgage, pledge, hypothecate and transfer to the Collateral Agent a security interest in and lien on, all of the Company’s right, title and interest in, to and under, all of the property and assets currently owned or owing to, or hereafter acquired or arising in favor of, the Company (the “Security Agreement”).  For purposes of this Note, “Secured Obligations” shall mean the indebtedness, together with all interest, fees and other charges, arising under this Note, and including, without limitation, all costs incurred by the Holder, or the Collateral Agent, on behalf of the Holder , in enforcing any of its  rights or exercising any of its remedies under this Note (including but not limited to attorneys’ fees and expenses).

5.

Representation.  As of the date hereof, the Company’s property and assets are free and clear of liens and the Company is not subject to any restriction on the granting of liens to the Collateral Agent other than those resulting from taxes which have not yet become delinquent.

6.

Affirmative Covenant.  The Company shall provide written notice to each Holder within one (1) business day of obtaining actual knowedge of a breach of any material agreement, including that certain License Agreement dated as of June 12, 2007 between Dong Wha Pharm. Ind. Co. Ltd., as licensor, and the Company, as licensee (as amended, modified or supplemented from time to time, the “License Agreement”), which notice shall describe such default in reasonable detail and provide a description of the action the Company has taken or proposes to take with respect thereto.

7.

Negative Covenants.

7.1

Additional Indebtedness.  The Company shall not incur additional indebtedness that ranks in priority pari passu or senior to the Rights Offering Notes without obtaining the consent of the holders of not less than a majority of the then outstanding aggregate principal amount of the Rights Offering Notes.

7.2

Liens.  The Company shall not create, incur, assume or suffer to exist any lien upon or with respect to any of its property or assets, whether now owned or after acquired, except in connection with the Rights Offering Notes.

7.3

Sale of Assets.  The Company shall not convey, sell, lease, transfer or otherwise dispose of, in one or more transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired.

7.4.

Issuance of Securities.  The Company shall not issue any equity securities, or any debt securities that are convertible into or exchangeable for equity securities, except for the issuance of warrants pursuant to the Backstop Commitment Agreement (as defined in the Subscription Agreement), without obtaining the consent of the holders of not less than a majority of the then outstanding aggregate principal amount of the Rights Offering Notes.

8.

Events of Default; Remedies; Acceleration.

8.1

For purposes of this Note, an “Event of Default” shall occur if (i) the Company shall fail to make any payment on the Note, whether it be principal or interest or otherwise, when and as the same shall become due and payable; (ii) the Company shall fail to observe or perform or otherwise materially breach any covenant, condition or agreement on the part of the Company contained in this Note or the Subscription Agreement, and any such default shall continue for a period of five (5) business days after the Company has actual knowledge thereof or receives written notice thereof, whichever occurs first; (iii) the Company commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; (iv) any proceeding shall be instituted against the Company seeking to adjudicate it a bankrupt or insolvent or seeking dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws or seeking the entry of an order for relief or the appointment of a trustee, receiver or other similar official for the Company or any substantial part of its property or assets and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding shall occur; (v) the Qualified IPO shall not have been completed by the date that is 10 days prior to the deadline for same set forth in the License Agreement; or (vi) the Company is in default or alleged default under any material agreement to which it is a party, including, without limitation, the License Agreement.

8.2

The Company shall immediately after the Company shall obtain knowledge of the occurrence of an Event of Default or any event that with notice or lapse of time or both would become an Event of Default (an Event of Default or such event being a “Default”), deliver to the Holder a written notice specifying that such notice is a “Notice of Default” and describing such Default in reasonable detail, and, in such Notice of Default or as soon thereafter as practicable, a description of the action the Company has taken or proposes to take with respect thereto.

8.3

Upon the occurrence of an Event of Default, (i) the Note shall become immediately due and payable without any presentment, demand or further notice of any kind; provided, however that, notwithstanding anything to the contrary contained herein, holders of not less than a majority of the then outstanding aggregate principal amount of the Rights Offering Notes may waive in writing the automatic acceleration of this Note; provided, further, that such waiver shall not be a waiver of the Event of Default or any other remedy permitted to be exercised by the Holder unless such a waiver is expressly provided and (ii) provided that such Event of Default has not been waived pursuant to clause (i) above, the Holder and the Collateral Agent, for the benefit of the Holder, shall each be authorized and permitted to exercise any and all rights and remedies under applicable law, hereunder and under the Security Agreement.

8.4

The Holder shall have all rights and remedies set forth herein and all rights and remedies which Holders have been granted at any time under any other agreement or contract and all of the rights that such holders have under law.  All remedies shall be cumulative and not alternative.  The Company acknowledges that in the event that it fails to perform, observe, or discharge any or all of its obligations hereunder, any remedy at law may prove to be inadequate relief to the Holder.  The Company therefore agrees that the Holder shall be entitled to seek specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security.

9.

Attorney’s Fees; Collateral Agent Fees.  If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Holder.  The Company shall pay all fees and expenses of the Collateral Agent.

10.

Notices.  Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery to the address provided pursuant to the Subscription Agreement.  In the case of notice to any party, copies should be sent to Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, NY 10022, Facsimile: (212) 451-2222, Attn: Yehuda Markovits, Esq.

11.

Notice of Proposed Transfers.  Prior to any proposed transfer of this Note (or any portion thereof) or the securities issuable upon conversion of this Note, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder shall give written notice to the Company of such Holder’s intention to effect such transfer.  Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied (except in transactions in compliance with Rule 144) by an unqualified written opinion of legal counsel, who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of this Note or the securities issuable upon conversion of this Note may be effected without registration under the Securities Act; provided, however, no such opinion of counsel shall be necessary for a transfer by a Holder to any affiliate of such Holder, or a transfer by a Holder which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder hereunder.  Each certificate evidencing securities issuable upon conversion of this Note or this Note transferred as above provided shall bear an appropriate restrictive legend, except that this Note or such certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act.  If this Note (or any portion thereof), or any of the securities issuable upon conversion of this Note, is to be transferred pursuant to the terms hereof, the Holder shall surrender this Note or such securities to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note or securities, registered as the Holder may request, representing the outstanding principal amount being transferred by the Holder and, if less than the entire outstanding principal amount is being transferred, a new Note or securities to the Holder representing the outstanding principal amount not being transferred.

12.

Replacement Notes.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note representing the outstanding principal amount of the original note.

13.

No Dilution or Impairment.  The Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note against dilution or other impairment.

14.

Payment Set Aside.  To the extent that the Company makes a payment or payments to the Holder pursuant to this Note or the Holder enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law, then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

15.

Waivers.  No delay on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or any other right.  The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, setoff, counterclaim, rescission, recoupment or adjustment whatsoever.

16.

Governing Law.  This Note is being delivered in and shall be construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

17.

No Stockholder Rights.  Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder of the Company.  For the avoidance of doubt, upon receipt by the Holder of shares of Common Stock upon conversion of this Note, the Holder shall have all rights as a stockholder of the Company with respect to such shares.

18.

Amendment.  Any term of this Note may be amended with the written consent of the Company and the holders of not less than a majority of the then outstanding aggregate principal amount of the Rights Offering Notes, even without the consent of the Holder hereof.  Any amendment effected in accordance with this Section 17 shall be binding upon each holder of any Rights Offering Note, each future holder of all such Rights Offering Notes and the Company; provided, however, that no special consideration or inducement may be given to any such Holder in connection with such consent that is not given ratably to all such holders, and that such amendment must apply to all such holders ratably in accordance with the principal amount of their then outstanding Rights Offering Notes.  Pursuant to Section 7.1 of the Rights Offering Notes, the Company may incur additional unsecured indebtedness that ranks in priority junior to the Rights Offering Notes without obtaining the consent of any holder of Rights Offering Notes pursuant to this Section 17.  The Company shall promptly give notice to all holders of outstanding Rights Offering Notes of any amendment effected in accordance with this Section 17.  Notwithstanding anything to the contrary herein, no amendment of this Note shall be effected to the extent that such amendment has a disproportionate adverse effect on any Holder, without the consent of such Holder.

19.

Backstop Parties’ Voting and Consent Rights.  The holder hereby acknowledges that notwithstanding anything in this Note to the contrary, pursuant to the Backstop Commitment Agreement (as defined in the Subscription Agreement), Manchester Securities Corp. shall have the right to direct all votes, consents, forbearances and/or other approvals with respect to all Rights Offering Notes originally subscribed for or held by Lindsay A. Rosenwald, M.D. and Paramount Biosciences, LLC, The Lindsay A. Rosenwald 2000 Family Trusts Dated December 15, 2000 and Capretti Grandi, LLC, which are affiliates of Dr. Rosenwald.

*  *  *  *  *

ISSUED as of the date first above written.

IASO PHARMA INC.

By:       ______________________________________

Name:

Matthew A. Wikler, M.D.

Title:

President and Chief Executive Officer